Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.040122 per unit, payable on August 12, 2016, to unit holders of record on July 29, 2016.

This month’s distribution increased from the previous month due to an increase in the pricing of oil and gas and an increase in production for the month of May for the Waddell Ranch. With the increased pricing of production, the Waddell Ranch Properties contributed $1,087,250 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 74,882 barrels of oil and 415,409 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 21,215 barrels of oil and 115,315 Mcf of gas. The average price for oil was $42.56 per bbl and for gas was $2.06 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,042,505. Deducted from these would be the Lease Operating Expense (LOE) of $1,834,214, taxes of $377,400 and Capital Expenditures (CAPEX) of $381,226 totaling $2,592,839 resulting in a Net Profit of $1,449,666 for the month of June. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,087,250 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	74,882	415,409	21,215	115,315	*	$42.56	$2.06	**
Texas Royalties	25,342	29,612	24,075	28,131	*	$39.75	$3.39	**

Prior Month
Waddell Ranch	74,177	403,249	22,498	120,459	*	$37.06	$1.89	**
Texas Royalties	26,300	34,250	24,985	32,538	*	$35.80	$2.94	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,342 barrels of oil and 29,612 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 24,075 barrels of oil and 28,131 Mcf of gas. The average price for oil was $39.75 per bbl and for gas was $3.39 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,107,810. Deducted from these would be taxes totaling $187,077 resulting in a Net Profit of $920,733 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $874,696 to this month’s distribution.

General and Administrative Expenses deducted for the month were $92,025 resulting in a distribution of $1,870,072 to 46,608,796 units outstanding, or $.040122 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper Senior Vice President Southwest Bank, Trustee Toll Free – 1.855.588.7839